Exhibit 99.1

Set forth below are frequently asked questions (“FAQ”) posted on the Company’s internal website on April 7, 2016:

What’s happening?

VirtualScopics, Inc. (“VirtualScopics”) has entered into an agreement to be acquired by BioTelemetry, Inc. (“BioTelemetry”), for $4.05 per share of common stock. Biotelemetry will also offer investors $336.30 per share of Series A and Series B Convertible Preferred Stock and $920.00 per share of Series C-1 Convertible Preferred Stock. We refer to this acquisition as the “Merger”.

Who is BioTelemetry?

BioTelemetry, Inc., formerly known as CardioNet, Inc., is the leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care. The company currently provides cardiac monitoring services, original equipment manufacturing with a primary focus on cardiac monitoring devices and centralized cardiac core laboratory services. More information can be found at www.biotelinc.com.

Why are we selling the company now?

VirtualScopics’ Board of Directors engaged in a careful process in reviewing the company’s options going forward and ultimately determined that this all-cash transaction with BioTelemetry maximizes value for stockholders.

What is the significance of this acquisition for BioTelemetry?

The Merger is an important initiative for BioTelemetry to expand its clinical research offerings.

What does it mean for VirtualScopics as a company?

BioTelemetry’s scale and resources can help accelerate our growth plan and lead the Company into the future. These benefits include financial strength, global coverage, enhanced medical support, regulatory experience with Phase III studies and added therapeutic resources and remote reading for TomTec. BioTelemetry can further expand its clinical research offerings with the addition of VirtualScopics’ imaging capabilities.

When will the transaction be complete? Is there anything that could stop it?

We expect the transaction will close by mid-May 2016. As with any similarly structured public company acquisition, the Merger can close only if VirtualScopics’ shareholders tender a sufficient number of shares in the tender offer to be commenced by BioTelemetry and certain other conditions are met. In the meantime, VirtualScopics and BioTelemetry will continue to do business as separate entities. It is business as usual for both companies until the Merger is complete.

Is there a severance program in place for any of us who might lose our jobs following the closing?

Over the next several weeks, the management team of VirtualScopics will work with leaders from BioTelemetry to discuss several integration matters, including retention of employees.

Do I still work for VirtualScopics or do I work for BioTelemetry?

VirtualScopics employees will continue to work for VirtualScopics until the Merger is closed, and after that, VirtualScopics employees will automatically become employees of the surviving corporation of the Merger.

What does this mean for my salary and benefits?

For six months following the closing of the Merger, BioTelemetry has agreed to provide VirtualScopics employees who continue as employees of BioTelemetry or any of its affiliates following the closing of the Merger with base salary no less than that in effect immediately prior to the Merger, and with bonus opportunities and employment benefits that are either substantially the same as the bonus opportunities and employment benefits (excluding defined benefit plans and equity plans) provided to such employees immediately prior to the Merger or substantially comparable to the benefits that BioTelemetry provides to its similarly situated employees. The health insurance benefits of VirtualScopics employees who continue as employees of BioTelemetry or any of its affiliates following the closing of the Merger, including in relation to non-married partners, will stay the same for the duration of the normal plan renewal cycle.

What is the impact to VirtualScopics’ 401(k) Plan?

The VirtualScopics 401(k) plan will terminate as of the closing of the Merger and no further contributions will be made to the VirtualScopics 401(k) plan after the closing.  Distributions will be processed as soon as practicable.  If you remain employed by BioTelemetry or an affiliate of BioTelemetry following the closing, you may be able to roll over your 401(k) account balance into BioTelemetry’ 401(k) plan.  BioTelemetry will provide more information regarding rollovers to its 401(k) plan.

What happens to my stock and/or stock options?

BioTelemetry is purchasing VirtualScopics at a price of $4.05 per share of common stock.

Subject to the closing of the Merger and effective immediately prior thereto, all outstanding and unexercised options to purchase VirtualScopics common stock, whether vested or unvested, will be cancelled and, in exchange therefor, each former holder of such a stock option will be entitled to receive a cash payment with respect thereto equal to the product of (x) the number of shares of VirtualScopics common stock subject to such stock option and (y) the excess, if any, of the $4.05 over the exercise price per share of such stock option.

The cash amounts will generally be subject to applicable tax withholdings.

Will VirtualScopics employees be transitioned to BioTelemetry’s holiday schedule and PTO plan?

The current VirtualScopics holiday schedule and PTO plan will remain through 2016. After closing, the BioTelemetry 2017 holiday schedule and PTO plan will be communicated by BioTelemetry. In relation to vacation and PTO, VirtualScopics employees who continue as employees of BioTelemetry or any of its affiliates following the closing of the Merger will be given credit for their service with VirtualScopics.

Will there be management changes?

The merger is not conditioned upon any executive officer entering into any agreement with BioTelemetry. However, it is possible that members of VirtualScopics’ current management team may enter into new employment arrangements with BioTelemetry.

Will there be changes in the board of directors?

Yes. All members of the current board of directors will resign immediately prior to the Merger.

What will happen to our offices in Rochester, New York, and New Hope, Pennsylvania?

There is no current indication that these offices will change.

What happens next?

A leadership team on behalf of BioTelemetry will arrive the week of the closing to have conversations with management as well as some employees.  During these conversations we will elaborate further regarding the process and address employee matters in a transparent manner.

What should I do if I get questions from the media, investors or others?

It’s likely that this situation will generate lots of interest from the media and others. If you receive any calls or requests for information from media, please immediately refer them to Eric Converse, CEO. Calls or requests for information from investors should be directed to James Groff, CFO.

What should I tell others?

Tell them “same VirtualScopics; just part of a larger, more established organization”. Then tell them how much we appreciate their continued support for our business.

Where can I get more information?

On the VirtualScopics website you’ll find the Press Release regarding the announcement. We will keep the website updated so that employees, vendors, and investors are informed as the process moves forward. We will communicate with you in a timely, transparent and consistent manner as more information becomes available.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements about BioTelemetry’s and VirtualScopics’ beliefs and expectations, statements about BioTelemetry’s proposed acquisition of VirtualScopics, including and the timing and success of the tender offer and expectations regarding the growth and success of the combined entity. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises”, “projects,” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. Factors that may materially affect such forward-looking statements include: BioTelemetry’s ability to successfully complete the tender offer for VirtualScopics’ shares or realize the anticipated benefits of the transaction; and the failure of any of the conditions to BioTelemetry’s tender offer to be satisfied. For further details and a discussion of these and other risks and uncertainties, please see BioTelemetry’s and VirtualScopics’ public filings with the Securities and Exchange Commission, including the companies’ latest periodic reports on Form 10-K and 10-Q. BioTelemetry and VirtualScopics do not undertake, and specifically disclaim, any obligation to publicly update or amend any forward-looking statement, whether as a result of new information, future events, or otherwise.

Important Additional Information

The tender offer for the outstanding shares of common stock and preferred stock of VirtualScopics has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of VirtualScopics’ common stock or preferred stock. The solicitation and the offer to purchase shares of VirtualScopics’ common stock and preferred stock will be made pursuant to an offer to purchase and related materials that BioTelemetry and certain of its’ affiliates intend to file with the U.S. Securities and Exchange Commission (the “SEC”).

At the time the tender offer is commenced, BioTelemetry and certain of its’ affiliates will file a tender offer statement on Schedule TO with the SEC, and VirtualScopics will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. Both the tender offer statement and the solicitation/recommendation statement will be mailed to VirtualScopics’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will be available to all VirtualScopics’ stockholders from a depository to be announced once the tender offer commences. The tender offer statement and solicitation/recommendation statement (including all documents filed with the SEC) are free by accessing the SEC’s website at www.sec.gov.

BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER, VIRTUALSCOPICS’ STOCKHOLDERS ARE ADVISED TO READ AND CONSIDER CAREFULLY THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, EACH AS MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME, AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND ITS PARTIES.